Exhibit (10-8)
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          Richardson-Vicks Inc. Special Stock Equivalent Incentive Plan



                              RICHARDSON-VICKS INC.
                     SPECIAL STOCK EQUIVALENT INCENTIVE PLAN
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                    (As authorized by the Board of Directors
                         of The Procter & Gamble Company
         and adopted by the Board of Directors of Richardson-Vicks Inc.
                                  on 12/31/85.)


ARTICLE A - THE PLAN AND ITS OBJECTIVES

     In retaining top caliber personnel, it is important for Richardson-Vicks Inc. (the "Company") to be in a position to pay a part or all of the additional remuneration portion of an employee's aggregate remuneration in Procter & Gamble Common Stock equivalents ("Contingent Stock Awards"). The granting of Contingent Stock Awards will strengthen the identity of their interests with those of other shareholders. Only those executives will participate in the Plan who will substantially contribute to the success and development of the business and upon whom the future of the Company chiefly depends.

ARTICLE B - ADMINISTRATION

     1. The Company, with the concurrence of the appropriate officers of The Procter & Gamble Company ("Procter & Gamble") as authorized by the Board of Directors of Procter & Gamble (the "P&G Board"), has determined those employees and officers of the Company initially eligible to participate in the Plan effective as of January 1, 1986, the amount of their participation and the terms, conditions and restrictions applicable to Contingent Stock Awards granted to such participants pursuant to the Plan, such terms, conditions and restrictions to be set forth in a Statement of Conditions and Restrictions (the "Statement") to accompany each grant. Future grants may be made in accordance with the procedures set forth in the preceding sentence.

     2. A contingent Stock Awards Committee appointed by the Board of the Company with the concurrence of the P&G Board as set forth in paragraph 1 above, (the "Committee") will have full authority in the operation, administration and interpretation of the Plan and may issue rules and regulations governing the administration of the Plan. The Committee shall be composed of three members, at least two of whom shall be senior executive officers of the Company as of October 24, 1985, (the executive officers so serving being hereinafter referred to as the "RVI Executives"), or their successors designated by the RVI Executive(s) and approved by the Board of Directors of the Company (the "RVI Board"), which approval shall not be unreasonably withheld. The Committee may designate employees of the Company or of Procter & Gamble to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents upon behalf of the Committee.

     3. The Committee may consult with the participants, but nevertheless the Committee has full authority to act and the Committee's action shall be final.

ARTICLE C - SHARES SUBJECT TO THE PLAN

     The shares of Procter & Gamble Common Stock (the "Common Stock") transferred under this Plan will be authorized but unissued shares, treasury shares or shares acquired for purposes of the Plan by Procter & Gamble or the Company.

ARTICLE D - LIMITATION ON NUMBER OF CONTINGENT STOCK AWARDS FOR THE PLAN

     1. Subject to adjustment pursuant to Article D, paragraph 2 below, the aggregate number of Contingent Stock Awards granted under the Plan shall not exceed 150,000 units, with each unit representing one share of Common Stock.

     2. Contingent Stock Awards granted or reserved for purposes of the Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends or other changes in capitalization; following any such change, the term "Contingent Stock Awards" or "Common Stock," as used in the Plan, shall be deemed to refer to such interests, class of shares or other securities as may be applicable.

ARTICLE E - GENERAL PROVISIONS

     The granting of Contingent Stock Awards or the transfer of shares of Common Stock under the Plan shall be by the Company. Nothing in the Plan shall affect the right of the Company to terminate the employment of any employee with or without cause (subject to possible acceleration of the lapse of conditions and restrictions in accordance with the provisions of the Statement). None of the participants, either individually or as a group, and no beneficiary or other person claiming under or through any participant, shall have any right, title or interest in any Contingent Stock Awards except as to such Contingent Stock Awards, if any, as shall have been granted to him. Any Contingent Stock Awards reserved for purposes of the Plan shall, unless and until granted pursuant to the Plan, constitute and remain the property of the Company. Nothing in the Plan shall preclude the issuance or transfer of shares of Common Stock to employees under any other plan or arrangement now or hereafter in effect.

ARTICLE F - AMENDMENT AND TERMINATION

     The Plan or the Statement may at any time or from time to time be amended by the RVI Board with the concurrence of the P&G Board in the manner set forth in Article B, paragraph 1 above, except that no such amendment may amend this Article of Article B, paragraph 2 or may increase the aggregate limitations on the number of Contingent Stock Awards as set forth above, or may, without the written consent of the participant, adversely affect the rights of anyone to whom Contingent Stock Awards have been granted prior to such amendment. The Plan may be terminated at any time by vote of a majority of the entire RVI Board, but no such termination shall affect the rights of the Company or of anyone to whom Contingent Stock Awards have been granted prior to such termination.